UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELDORADO GOLD CORPORATION

(Exact name of registrant as specified in its charter)
\

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1188-550 Burrard Street
Vancouver, British Columbia
Canada V6C 2B5

(Address of principal executive offices)

ELDORADO GOLD CORPORATION
EUROPEAN GOLDFIELDS OPTION PLAN AND  EUROPEAN GOLDFIELDS PLAN OF  ARRANGEMENT

 (Full titles of plan)

CT Corporation System
111 Eighth Avenue, 13 Floor
New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
1400 Wewatta, Suite 400
Denver, CO 80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer  ☒ Accelerated Filer  ☐     Non-Accelerated Filer  ☐     Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares issuable under the EG Arrangement and EG Plan (1)	4,713,248(2)	$13.75(3)	$64,807,160	$7,426.90
TOTAL	4,713,248	--	$64,807,160	$7,426.90

(1)
Effective February 24, 2012, Eldorado Gold Corporation (the “Registrant”) acquired European Goldfields Limited (now Eldorado Gold Yukon Corp.) under a Plan of Arrangement (the “EG Arrangement”). Holders of options under the European Goldfields Option Plan (as defined under the EG Arrangement) (the “EG Plan”) exchanged such options for replacement options (the “Replacement Options”), under the terms of the EG Arrangement. The Replacement Options are governed under the terms of the EG Plan, as modified by the EG Arrangement.

(2)	Represents the aggregate number of common shares of the Registrant issuable upon exercise of the Replacement Options.
(3)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on March  26, 2012, as quoted on the NYSE.

EXPLANATORY NOTE

Effective February 24, 2012 (the “Effective Date”), Eldorado Gold Corporation (the “Company” or the “Registrant”) acquired European Goldfields Limited (now Eldorado Gold Yukon Corp.) (“European Goldfields”) pursuant to a plan of arrangement (the “EG Arrangement”) implemented under an amended and restated arrangement agreement dated January 19, 2012 between European Goldfields and the Company. Pursuant to the EG Arrangement each European Goldfields Option (as defined under the EG Arrangement) granted under the European Goldfields Option Plan (as defined under the EG Arrangement) (the “EG Plan”), which was not exercised prior to the Effective Date, was exchanged for an option (each, a  “Replacement Option”) to purchase from the Company the number of common shares (the “Common Shares”) of the Company (rounded down to the nearest whole share) equal to: (i) the Option Exchange Ratio (as defined in the EG Arrangement) multiplied by (ii) the number of common shares of European Goldfields (“EG Shares”) subject to such option immediately prior to the Effective Date. Each such Replacement Option shall provide for an exercise price per Common Share (rounded up to the nearest whole cent) equal to: (x) the exercise price per EG Share otherwise purchasable pursuant to such European Goldfields Option; divided by (y) the Option Exchange Ratio. All terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the European Goldfields Option for which it was exchanged, and is governed by the terms of the EG Plan, as modified by the EG Arrangement. Any certificate or option agreement previously evidencing the European Goldfields Option shall thereafter evidence and be deemed to evidence such Replacement Option and such Replacement Option shall be designed to meet the requirements under Subsection 7(1.4) of the Canadian Income Tax Act.

This Registration Statement on Form S-8 is being filed for the purpose of registering Common Shares issuable upon the exercise of the Replacement Options. Pursuant to the EG Arrangement, 4,713,248 Common Shares are issuable upon exercise of Replacement Options.

No additional options will be granted pursuant to the EG Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The EG Plan provided for the issuance of stock options to any eligible person (an “Eligible Person”). The specific terms of each European Goldfields Option were provided in a separate award agreement.

Under the EG Plan, each European Goldfields Option will expire on the date set out in the respective award agreement not to exceed the later of (a) ten years from the date of the European Goldfields Option grant, and (b) the latest date permitted under applicable rules and regulations of all regulatory authorities to which European Goldfields was subject and (c) if the European Goldfields Option expiration falls during a time when optionees are restricted from acquiring securities as a result of a blackout period then the expiration shall be extended to ten business days following the lifting of the blackout period.  The exercise price of an European Goldfields Option granted under the EG Plan was determined by the Board of European Goldfields when the European Goldfields Option was granted.

Subject to adjustment in respect of the type and number of shares and the exercise price as described above, the Replacement Options are otherwise subject to the same terms and conditions as the original European Goldfields Option.

If a holder of the Replacement Options (a “Participant”) ceases to be an Eligible Person for any reason other than death or for cause, the Participant may, exercise any Replacement Option on the earlier of the 12 months after the date that the Participant ceases to be an Eligible Person or the original expiry date of the Replacement Option.

If a Participant ceases to be an Eligible Person for cause, such Replacement Options will immediately terminate on the date of termination of employment. However, if the Participant has an employment or consulting agreement, the term “cause” shall have the meaning given to it in the employment or consulting agreement or, if such term is not defined in such agreement, shall mean any ground which would justify the services of the Participant to be terminated without notice or payment in lieu and/or shall have the meaning given to such term under any applicable law.

If a Participant dies while holding a Replacement Option which has not been fully exercised, his personal representatives, administrators, heirs or administrators may exercise such Replacement Option, until the earlier of 12 months after the date of the Participant’s death or the original expiry date of the Replacement but only to the extent that such Replacement Options were by their terms exercisable on the date of death.

No right or interest of any Participant in a Replacement Option is assignable or transferable otherwise than by will or the laws of descent and distribution.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at 1188-550 Burrard Street, Bentall 5, Vancouver, British Columbia, Canada V6C 2B5 ((604) 687-4018).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by us with the SEC are incorporated in this registration statement by reference:

(a)	Our Annual Report on Form 40-F for the year ended December 31, 2011, filed with the Commission on March 30, 2012.

(b)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2011.

(c)
The description of our common shares contained in our Registration Statement on Form 8-A, as filed with the SEC on January 10, 2003, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference in and to be part of this registration statement from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Bylaw No. 1 of the Registrant provides that, subject to the provisions of the Canada Business Corporations Act, the Registrant shall indemnify each director or officer or former director or officer of the Registrant and each other individual who acts or has acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity, and each such individual’s respective heirs and personal representatives (each, a “Qualified Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in a civil, criminal, administrative, investigative or other proceeding the individual is involved because of that association with the Registrant or other entity, provided that:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Registrant or other entity; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing the conduct was lawful.

The Canada Business Corporations Act has similar indemnification provisions as provided under Bylaw No. 1 of the Registrant, and expressly provides that each director or officer or former director or officer of the Registrant or another individual who acts or has acted at the Registrant’s request in a similar capacity of another entity (each, a “Specified Qualified Person”) is entitled to an indemnity from the Registrant in respect to all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if he or she (i) satisfies the requirements of (a) and (b) above and (ii) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The Canada Business Corporations Act provides that the Registrant with court approval may indemnify a Specified Qualified Person in respect of all costs, charges and expenses reasonably incurred by such individual in a derivative action (an action by or on behalf of the Registrant or other entity to procure judgment in its favor) to which the individual is subject because of the individual’s association with the Registrant or other entity if he or she satisfies the requirements of (a) and (b) above. A similar provision is included in By Law No. 1 of the Registrant in respect of Qualified Persons.

Bylaw No. 1 of the Registrant also provides that the Registrant may advance monies to a Qualified Person for costs, charges and expenses in a civil, criminal, administrative, investigative or other proceeding the individual was involved because of his or her association with the Registrant or other entity in accordance with the Canada Business Corporations Act. The Canada Business Corporations Act also provides that the Registrant may advance moneys to a Specified Qualified Person for the costs, charges and expenses reasonably incurred by him or her in connection with a civil, criminal, administrative, investigative or other proceeding to which he or she is subject to because of the individual’s association with the Registration or other entity; provided however he or she shall repay such monies if:

●	the individual failed to act honestly and in good faith with a view to the best interests of the Registrant or other entity; or

●	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual did not have reasonable grounds for believing the conduct was lawful.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit
4.1	European Goldfields Option Plan and European Goldfields Plan of Arrangement
5.1	Opinion of Fasken Martineau DuMoulin
23.1	Consent of Fasken Martineau DuMoulin (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on March 30, 2012.

ELDORADO GOLD CORPORATION /s/ Paul N. Wright
Name:	Paul N. Wright
Title:	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Fabiana Chubbs
Name:	Fabiana Chubbs
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul N. Wright and Fabiana Chubbs as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Paul N. Wright ____________________________________ Paul N. Wright	President, Chief Executive Officer and Director	March 30, 2012
/s/ Fabiana Chubbs ____________________________________ Fabiana Chubbs	Chief Financial Officer	March 30, 2012
/s/ Timothy Baker ____________________________________ Timothy Baker	Director	March 30, 2012
/s/ K. Ross Cory ____________________________________ K. Ross Cory	Director	March 30, 2012
/s/ Geoffrey A. Handley ____________________________________ Geoffrey A. Handley	Director	March 30, 2012
/s/ Robert R. Gilmore ____________________________________ Robert R. Gilmore	Non-Executive Chairman of the Board, Director, and Authorized U.S. Representative	March 30, 2012
/s/ Wayne D. Lenton ____________________________________ Wayne D. Lenton	Director	March 30, 2012
/s/ Michael A. Price ____________________________________ Michael A. Price	Director	March 30, 2012
/s/ Donald M. Shumka ____________________________________ Donald M. Shumka	Director	March 30, 2012
/s/ Jonathan A. Rubenstein ____________________________________ Jonathan A. Rubenstein	Director	March 30, 2012

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Robert Gilmore ____________________________________ Robert R. Gilmore	Authorized Representative in the United States	March 30, 2012

EXHIBIT INDEX

Number	Exhibit
4.1	European Goldfields Option Plan and European Goldfields Plan of Arrangement
5.1	Opinion of Fasken Martineau DuMoulin
23.1	Consent of Fasken Martineau DuMoulin (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (See Signature Pages)